Exhibit 10.25

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SUPPLY AGREEMENT

BETWEEN FRESENIUS USA MARKETING, INC.

&

SEASTAR MEDICAL, INC.

This Agreement, dated March 31, 2022, is made by and between Fresenius USA Marketing, Inc. (“FUSA”), a Delaware corporation with its principal office located at 920 Winter Street, Waltham, Massachusetts 02451-1457, and an indirect subsidiary of Fresenius Medical Care Holdings, Inc. d/b/a Fresenius Medical Care North America (“FMCNA”), and SeaStar Medical, Inc. (“SeaStar”), a Delaware corporation with its principal office located at 3513 Brighton Boulevard, Suite 410, Denver, Colorado 80216

Definitions: EFFECTIVE DATE shall mean the date the Agreement is countersigned and deemed accepted by FUSA. CONTRACT YEAR shall mean the period of time from the EFFECTIVE DATE to the last day of the month in which the first anniversary of the EFFECTIVE DATE occurs (the “ANNIVERSARY DATE”) and thereafter each successive twelve month period following the ANNIVERSARY DATE.

Section 1.0 Pricing; Payment Terms

1.1 Subject to the terms and conditions set forth in this Agreement, FUSA agrees to sell to SeaStar, and SeaStar agrees to purchase from FUSA, [*] and [*] at $[*] per case. Additional product information is located at [*]. The price is exclusive of any applicable state and local sales tax, which if applicable, shall be paid by the SeaStar. The dialyzers are not sold through authorized distributors and are available for direct purchase only.

1.2 At any time after the first ANNIVERSARY DATE of the EFFECTIVE DATE of this Agreement, FUSA may increase the prices listed on the attached EXHIBITS at a percentage equal to the Consumer Price Index – Medical Series ID: CUUR0000SAM, provided that such price increases shall not exceed, in the aggregate, [*] percent ([*]%) during any CONTRACT YEAR.

1.3 Subject to FUSA credit review, payment terms shall be Net 30 Days from the date of FUSA’s invoice. Invoices that are not paid pursuant to the terms of this Agreement may be subject to a late payment charge of one and one-half percent (1.5%) per month. Additionally, FUSA, in addition to all other rights available to it, reserves the right to stop shipment and require payment in advance of shipment in the event that SeaStar is delinquent in its payment for past purchases. All orders shall be subject to the terms and conditions of this Agreement and shall not be subject to the terms, conditions, or provisions of any order confirmation, except to the extent that such confirmation specifies quantities.

1.4 SeaStar Medical is permitted to resell the [*] as part of the Selective Cytopheretic Device (“SCD”) system under a Humanitarian Device Exemption in pediatric patients as well as for Emergency Use Authorization related to the COVID-19 Pandemic in the United States. SeaStar may continue to use the [*] as part of the SCD system in additional clinical studies, pending the mid- to long-term supply availability of the [*] for the SeaStar Medical. SeaStar Medical will use the [*] as part of the SCD system in the upcoming clinical trial, SCD 006, and will resell the [*] as part of the SCD system, in both an Emergency Use Authorization application as well as a future PMA-approved product from data generated from SCD 006 in the United States”

Section 2.0 Term and Termination

2.1 Unless earlier terminated pursuant to any Section(s) below, this Agreement shall be for a term of three (3) years, commencing on the EFFECTIVE DATE (the “Term”).

2.2 If either party fails to meet any of its material obligations or otherwise materially breaches this Agreement, the other party may, at its option, terminate this Agreement and any other Agreement between FUSA and SeaStar with sixty (60) days written notice, if the failure to meet the obligation or cure the breach of either party is unable to be remedied in that timeframe.

2.3 Either party may terminate this Agreement, effective immediately with written notice if the other shall file for bankruptcy, or shall be adjudicated bankrupt, or shall take advantage of any applicable insolvency law, or shall make an assignment for the benefit of creditors, or shall be dissolved, or shall have a receiver appointed for its property.

2.4 In the event that any future changes in federal or state law or regulations applicable to the performance of the Agreement shall, in the reasonable opinion of legal counsel for either party, make any portion of this Agreement invalid or illegal, either party may terminate this Agreement upon thirty (30) days written notice to the other, if within said thirty (30)-day period the parties are not able to agree on a mutually acceptable addendum to the Agreement.

Section 3.0 Discounts; Disclosure

3.1 Prices invoiced for the PRODUCT(S) purchased reflect any negotiated discounts, and rebates may apply to purchases. Any discounts, rebates or deductions from FUSA’s list price or other concessions received by SeaStar from FUSA are “Discounts or Other Reductions in Price” under 42 U.S.C. § 1320a-7b(b)(3)(A). The parties shall comply with all laws and regulations (including 42 C.F.R. 1001.952(h)) regarding reporting of any discount, rebate, or other concession in the fiscal year of the SeaStar in which it was earned or the year after, and report any discount, rebate, or other concession, consistent with applicable rules. FUSA shall provide additional information requested by the applicable Medicare or state health care program to assist SeaStar in meeting its reporting requirement.

Section 4.0 FUSA Performance

4.1 FUSA shall use commercially reasonable efforts to fill orders, but FUSA shall not be liable for non-performance or delays caused by a supply shortage of raw materials, manufacturing problems, delivery or labor problems, acts of regulatory agencies, discontinuation of a product line, Acts of God, pandemics, epidemics, or causes beyond its control.

Section 5.0 Product Ordering and Management

5.1 SeaStar shall abide by the Terms and Conditions of “General Information on Product Ordering and Management”, which is located at https://fmcna.com/fresenius-renal-therapies-group-product-catalogs/.

Section 6.0 Confidentiality

6.1 All information in this Agreement relating to pricing, discounts, rebates, purchase commitment, and payment terms is confidential and, except as provided in Section 3.0, SeaStar shall not disclose any such information to any third party without FUSA’s prior written consent. FUSA hereby consents to SeaStar disclosing such information to SeaStar’s third-party consultants and financial and legal advisors, provided they are bound by Non-Disclosure and Confidentiality Agreements with SeaStar from disclosing such information.

Section 7.0 Indemnification; Compatibility; Rights of First Refusal and First Offer for New Fiber; Right of First Refusal for Distribution;

7.1 SeaStar agrees to indemnify, defend, and hold FUSA and its officers, directors, agents and employees harmless from and against any and all loss, damage and/or expense (including reasonable attorneys’ fees) that they may suffer as a result of third party claims, demands, actions, proceedings, liabilities, costs or judgments, or threats thereof arising out of (i) any of SeaStar’s handling, storage, use, or sale of the dialyzers purchased under this Agreement; or (ii) the breach by SeaStar of any of its representations and warranties contained in this Agreement; or (iii) SeaStar’s negligence or willful misconduct.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

7.2 SeaStar shall use best efforts to ensure that the SCD is compatible with, and never incompatible with, devices manufactured or sold by FMCNA or its affiliates.

7.3 If SeaStar elects to switch to another fiber for the SCD during the Term, SeaStar shall provide FUSA with a right of first refusal to provide such alternative fiber to SeaStar. For a period of two (2) years after the Term, if SeaStar elects to switch to another fiber for the SCD, SeaStar shall provide FUSA with a right of first offer to provide such alternative fiber to SeaStar.

7.4 If, during the period from three (3) years from regulatory approval of the SCD, SeaStar elects to promote and sell the SCD through distributors, SeaStar shall provide FUSA with a right of first refusal to be SeaStar’s exclusive distributor of the SCD in the United States and its territories, provided that the SCD is not promoted or sold in a manner that is incompatible with any devices manufactured and/or sold by FMCNA or its affiliates.

7.5 SeaStar will fund FMCNA’s development of the technical files for the [*] and [*] through (a) an upfront payment of $[*], payable within 15 business days of the Effective Date, and (b) ongoing payments for FMCNA personnel’s time at a rate of $[*] per hour, payable on a monthly basis within 15 days of the date of FMCNA’s invoice to SeaStar. The ongoing payments will be capped at $[*]. FMCNA will submit the completed technical files to the FDA and grant SeaStar a right of reference.

Section 8.0 General Provisions

8.1 This Agreement contains the entire Agreement between FUSA and SeaStar and supersedes all prior understandings or Agreements of the parties, whether written or oral. No modification of, nor amendment to, this Agreement shall be effective unless in writing and signed by FUSA and SeaStar.

8.2 Each party warrants that it is not, nor will it hire, retain or use any individual or entity that is excluded, debarred, suspended or otherwise ineligible to participate in (collectively, “debarred”) federal or state health care programs, or federal or state procurement or non-procurement programs in connection with the obligations set forth in this Agreement, including without limitation persons or entities listed on the HHS/OIG List of Excluded Individuals/Entities (http://exclusions.oig.hhs.gov/search.aspx) or the SAM exclusion database:(https://www.sam.gov/portal/public/SAM), or persons or entities debarred by the FDA. Each party further represents that, to the best of its knowledge, it is not aware of any investigation or circumstances which might result in it or any of its employees, agents, or subcontractors being debarred or proposed to be debarred. Either party shall have the right to terminate this Agreement immediately without further obligation in the event that the other party becomes debarred or hires, retains, or uses an individual or entity that is debarred.

8.3 As stated in the Fresenius Medical Care Code of Ethics and Business Conduct, FUSA upholds the values of integrity and lawful conduct, especially with regard to anti-bribery and anti-corruption. FUSA upholds these values in its own operations, as well as in its relationships with business partners. FUSA’s continued success and reputation depends on a common commitment to act accordingly. Together with FUSA, SeaStar is committed to uphold these fundamental values by adherence to applicable laws and regulations.

8.4 The rights and obligations of the parties shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns, provided that neither party shall assign its rights and obligations hereunder without the prior written consent of the other. The sale or transfer of substantially all of the assets of SeaStar, the sale or transfer of more than fifty percent (50%) of the outstanding stock of SeaStar, and the merger of SeaStar into another entity constitute an assignment for which this section applies. SeaStar expressly acknowledges that any assignment to entities controlled by, controlling, or under common ownership with FUSA or originating out of any merger or consolidation of FUSA shall not require the consent of SeaStar.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.5 This Agreement is deemed to be executed in, shall be governed by and construed according to the laws of the Commonwealth of Massachusetts without reference to conflict of law principles. Each party agrees to submit to the jurisdiction of the courts of Massachusetts for the purpose of resolving any dispute hereunder. If particular portions of this Agreement are ruled unenforceable, such portions shall be deemed modified to the extent necessary to render such portions enforceable and to preserve to the fullest extent permissible the intent and agreement of the parties herein set forth.

8.6 FUSA’s failure to insist on performance of any of the terms or conditions herein, or to exercise any right, or privilege, or FUSA’s waiver of any breach hereunder shall not thereafter waive any other term, condition, right, or privilege.

8.7 Upon request, SeaStar shall supply the following financial information certified by an independent certified public accountant: complete fiscal financial statements (within ninety (90) days of the close of SeaStar’s fiscal year) and quarterly unaudited balance sheet and income statement (within forty-five (45) days of SeaStar’s quarterly close).

8.8 The Parties agree that this Agreement may be executed by exchanging signed copies via facsimile or PDF (such facsimile or PDF which may also be forwarded by email). Any notice required to be given under this Agreement shall be given by certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier service which provides confirmation of delivery, to the applicable Party at the following addresses:

If to SeaStar:	If to FUSA:

SeaStar Medical, Inc	Fresenius USA Marketing, Inc.
Attn: Eric Schlorff	Attn: RTG Contracts Department
3513 Brighton Blvd Ste 410	920 Winter Street
Denver, CO 80215	Waltham, MA 02451-1457

With a copy to:

Fresenius Medical Care North America
Attn: Law Department/RTG
920 Winter Street
Waltham, MA 02451-1457

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representative to execute this Agreement.

Fresenius USA Marketing, Inc. Waltham, Massachusetts	SeaStar Medical, Inc. Denver, Colorado

By: /s/ Joseph E. Turk, Jr.	By: /s/ Eric Schlorff
Print Name: Joseph E. Turk, Jr.	Print Name: Eric Schlorff
Title: President	Title: Chief Executive Officer

Date: April 5, 2022	Date: 03/31/2022

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.